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                      ROCHESTER TEL GROUP

       BARGAINING UNIT EMPLOYEES' RETIREMENT SAVINGS PLAN

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                       TABLE OF CONTENTS


                                                         Page

INTRODUCTION                                               1

ARTICLE I     - Definitions                                2

ARTICLE II    - Eligibility                                8

ARTICLE III   - Participation and Participant
                   Contributions                           9

ARTICLE IV    - Participating Company Contributions       13

ARTICLE V     - Investment                                18

ARTICLE VI    - Participant                               20

ARTICLE VII   - Retirement or Other Termination
                    of Employment                         23

ARTICLE VIII  - Death                                     25

ARTICLE IX    - Payment of Benefits                       26

ARTICLE X     - Withdrawals and Loans During
                   Employment                             30

ARTICLE XI    - Plan Administration                       34

ARTICLE XII   - Amendment and Termination                 38

ARTICLE XIII  - Top-Heavy Provisions                      39

ARTICLE XIV   - General Provisions                        42


Appendix A    - Participating Companies

Appendix B    - Plan Features Unique to Participating
                   Companies



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                          INTRODUCTION



         This Bargaining Unit Employees' Retirement Savings
Plan is hereby established, effective as of March 1, 1994, by the merger of the following plans within the Rochester Tel
Group of companies into the Rochester Telephone Corporation Craft Savings Plan-I: Rochester Telephone Corporation Craft Savings Plan-II, Vista Telephone Company Retirement Savings
Plan for Bargaining Unit Employees and the Rochester Telephone Corporation Telco Subsidiaries' 401(k) Plan (assets for bargaining unit employees of AuSable Valley and Sylvan Lake only). It is anticipated that in the future other 401(k) and savings plans within the Rochester Tel Group will be merged into this Plan. All Participants in this Plan are subject to identical terms and conditions of participation except as set forth in Appendix B, with respect to each Participating Company.

         The merger of any plan into this Plan shall not reduce any Participant's accrued benefit in effect immediately preceding the merger.

         This Plan is intended to qualify as a profit sharing plan pursuant to the provisions of Code sections 401(a) and 401(k).

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                           ARTICLE I
                          Definitions

1.1      "Affiliated Company" means Rochester Telephone
         Corporation (the "Company") and

         (a) any other company which is included within a "controlled group of corporations" within which the Company is also included, as determined under section l563 of the Code without regard to subsections (a)(4) and (e)(3)(C) of said section l563; or

         (b) any other trades or businesses (whether or not incorporated) with which the Company is affiliated which, based on principles similar to those defining a "controlled group of corporations" for the purposes of (a) above, are under common control; or

         (c) any other entities required to be aggregated with the Company pursuant to Code section 414.

1.2 "Basic Contributions" means a Participant's contributions to the Plan in any whole percentage of Compensation up to a 6 percent of Compensation maximum in accordance with Section 3.2 and, where applicable, Appendix B.

1.3 "Beneficiary" means the Participant's surviving spouse or, in the event there is no surviving spouse or the surviving spouse elects in writing not to receive any death benefits under the Plan, the person or persons (including a trust) designated by a Participant to receive any death benefit which shall be payable under this Plan.

1.4 "Board" means the Board of Directors of the Company or any committee of the Board of Directors authorized to act on behalf of the Board. Any such Board committee shall be composed of at least three members of the Board of Directors. As used in this Plan the term "Board-appointed committee" means the Committee and any other committee appointed by the Board which need not be comprised of at least three Board members but may include or consist entirely of management personnel who are not members of the Board.

1.5 "Code" means the Internal Revenue Code of 1986, as amended.

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1.6      "Committee" means the Employees' Benefit Committee
         appointed pursuant to Article XI to administer the Plan.

1.7      "Company" means Rochester Telephone Corporation, a New
         York corporation, its predecessor or its successor.

1.8 "Company Discretionary Contributions" means the contributions of a Participating Company that are not contingent on the level of Participant contributions and are specified, if any, in Appendix B for each Participating Company.

1.9 "Company Matching Contributions" means the contributions of a Participating Company that are contingent upon a Participant's Basic Contributions in an amount specified for the Participating Company in Appendix B.

1.10 "Company Stock" means Rochester Telephone Corporation common stock.

1.11 "Compensation" means the total of a Participant's basic salary or wages, bonuses and commissions paid by a Participating Company for services actually rendered by the Participant to a Participating Company. A Participant's Compensation shall not include overtime, pension payments or any other form of extra remuneration of whatever nature except bonuses and commissions included under the preceding sentence, nor any annual remuneration in excess of $150,000 (adjusted for cost of living increases as permitted under the Code). For any Participant receiving disability pay from a Participating Company during a payroll period (other than a disability pension), the term "Compensation" means such disability pay. For any Employee who is making Pre-Tax Contributions pursuant to Section 3.7, or pre-tax contributions under a Participating Company's cafeteria (section
         125) plan, the term Compensation shall be based on his wages, salary, commissions and bonuses, all as defined above, prior to any salary reduction.

1.12     "Early Retirement Age" means age 55.

1.13 "Effective Date" means March 1, 1994, provided that provisions having other effective dates shall be effective as may be expressly provided by such provisions.

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1.14     "Election Period" means the period of time during
         which a Participant can elect, with the consent of his spouse, to waive the Qualified Joint and Survivor Annuity or the Qualified Pre-Retirement Survivor Annuity or can elect to revoke such a waiver. In the case of a Qualified Joint and Survivor Annuity, the Election Period is the 90 day period preceding the annuity starting date. In the case of a Qualified Pre-Retirement Survivor Annuity, the Election Period begins on the first day of the Plan Year in which a Participant attains age 35 and ends on the date of the Participant's death, provided that if a Participant terminates employment prior to age 35, his Election Period shall begin on his termination date.

1.15 "Employee" means any individual who is employed by a Participating Company.

1.16     "ERISA" means the Employee Retirement Income Security
         Act of l974, as amended from time to time, and any regulations issued pursuant thereto.

1.17     "Forfeiture" means that portion of a Participant's
         Restricted Company Contribution Account which is forfeited before full vesting.

1.18 "Highly Compensated Employee" means an Employee who is highly compensated as defined in Code section 414(q). Subject to the special limitations and definitions contained in section 414(q), a Highly Compensated Employee is any Employee who during the current or preceding Plan Year:

         (a)  was a five percent owner of a Participating
              Company;

         (b)  received compensation from a Participating
              Company in excess of $75,000;

         (c)  received compensation from a Participating
              Company in excess of $50,000 and is in the top 20 percent of the Participating Company's employees ranked on the basis of compensation; or

         (d) was at any time an officer of a Participating Company and received compensation in excess of 50% of the defined benefit dollar limitation for the Plan Year under Code section 415(b)(1)(A).

         In making this determination, an employee who does not satisfy (b), (c) or (d) in the preceding Plan Year shall not be considered as satisfying (b), (c) or (d)
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         for the current Plan Year unless he meets the
         requirements of those subsections for the current year and is among the top 100 employees paid the greatest compensation during the current Plan Year. For purposes of the Highly Compensated Employee definition, the term Participating Company includes any Affiliated Company whether or not such Affiliated Company has adopted this Plan. This Section's dollar amounts shall be adjusted for cost of living increases as provided under the Code.

1.19 "Investment Manager" means any individual or corporation selected by the Board or by any Board-appointed committee having the authority to select such person who (i) is registered as an investment adviser under the Investment Advisers Act of 1940; or (ii) is a bank, as defined in that Act; or
         (iii) is an insurance company qualified to manage, acquire or dispose of plan assets under the laws of more than one state and each individual or corporation acknowledges in writing that he or the corporation, as the case may be, is a fiduciary with respect to the Plan.

1.20 "Leased Employee" means any person who is not otherwise an Employee and who, pursuant to an agreement between a Participating Company and any other person or organization, has performed services for the Participating Company, or for the Participating Company and related persons (determined in accordance with section 414(n)(6) of the Code), on a basis whereby if such person were an Employee, such person would have become an eligible Employee hereunder either in the initial eligibility computation period or any Plan Year thereafter, and such services are of a type historically performed by employees in the business field of the Participating Company, provided, that a person shall not be treated as a Leased Employee for any Plan Year if, during such Plan Year: (i) such person is covered by a money purchase pension plan described in section 414(n)(5)(B) of the Code, and (ii) not more than 20% of the Employees who are not Highly Compensated Employees are Leased Employees. Once a person is classified as a Leased Employee, such person shall remain a Leased Employee for every Plan Year for which the person completes at least 1000 Hours of Service.

1.21 "Non-Highly Compensated Employee" means an Employee who is not a Highly Compensated Employee.

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1.22     "Normal Retirement Age" means age 65.

1.23 "Participant" means an Employee who meets the eligibility requirements set forth in Section 2.l and who elects to participate in the Plan.

1.24 "Participant Account" means, as of any Valuation Date, the then amount of a Participant's contributions and the Participating Company's contributions allocated on behalf of the Participant adjusted to reflect any investment earnings and losses attributable to such contributions, withdrawals and distributions, at the then market value of the Trust. Where appropriate a Participant Account shall have the following subaccounts: a Restricted Company Contribution Account to record Company Matching and Discretionary Contributions, a Participant Pre-Tax Contribution Account to record Pre-Tax Contributions, a Participant Post-Tax Contribution Account to record Post-Tax Contributions and a Rollover Account to record rollover contributions. Earnings associated with each type of contribution shall be allocated to the account to which the associated contributions are allocated.

1.25 "Participating Company" means the Company and each Affiliated Company that has adopted this Plan for the benefit of its eligible Employees. Participating
         Companies are listed in Appendix A.

1.26     "Plan" means this Rochester Tel Group Bargaining Unit
         Employees' Retirement Savings Plan as set forth herein and as it may be amended from time to time.

1.27 "Plan Year" means the calendar year. The Plan Year shall be the limitation year as this term is used in ERISA.

1.28 "Post-Tax Contributions" means a Participant's contributions which are non-deductible for income tax purposes at the time they are made.

1.29 "Predecessor Company" means any organization which was acquired by the Company or an Affiliated Company.

1.30 "Pre-Tax Contributions" means a Participant's contributions which are not included in his income for income tax purposes at the time they are made.

1.31 "Qualified Joint and Survivor Annuity" means an annuity for the life of the Participant with a survivor annuity for the life of the Participant's
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         spouse which is 50 percent of the amount which is
         payable during the joint lives of the Participant and the Participant's spouse and which is purchased from an insurance company with the Participant's account balance.

1.32 "Qualified Pre-Retirement Survivor Annuity" means a life annuity payable to the surviving spouse of a deceased Participant which is purchased from an insurance company with the Participant's account balance.

1.33 "Restricted Stock" means Company Stock that has been allocated to a Participant's Restricted Company Contribution Account for a period of less than five years from the date of the initial allocation.

1.34 "Supplemental Contributions" means a Participant's contributions to the Plan in excess of his Basic
         Contributions in accordance with Section 3.2.

1.35 "Trust" or "Trust Fund" means the amounts held in trust in accordance with this Plan and consists of such investment options as from time to time may be designated by a Board-appointed Committee.

1.36 "Trust Agreement" means any agreement entered into between the Company and any Trustee to carry out the purposes of the Plan, which agreement shall constitute a part of this Plan.

1.37 "Trustee" means any bank or trust company selected by the Board or a Board committee to serve as Trustee pursuant to the provisions of the Trust Agreement.

1.38 "Valuation Date" means the last day the Trust may have been valued provided that the Trust shall be valued no less frequently than on the last day of each calendar quarter.

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                           ARTICLE II
                          Eligibility

2.1 Eligibility Requirements. An Employee who fits within the eligible class set forth in Appendix B for his Participating Company and who is not excluded pursuant to the following sentence is eligible to become a Participant on his employment date with the Participating Company. An Employee is not eligible to participate in this Plan if (1) the Employee is a temporary or summer employee; (2) the Employee is a Leased Employee; or (3) the Employee is eligible to be an active participant in the Rochester Tel Group Employees' Retirement Savings Plan.

         In the discretion of the Committee, an eligible Employee of a Participating Company that has adopted this Plan who is transferred to an Affiliated Company that has not adopted this Plan may participate in the Plan under such arrangements as the Committee may prescribe.

2.2 Reemployment. If an Employee terminates employment and is subsequently reemployed by a Participating Company, he will be eligible to begin participation in this Plan immediately upon his return to employment. All service of such an Employee with a Participating Company or any Affiliated Company prior to termination of employment shall be credited to such Employee for purposes of the vesting provisions of Section 7.2.

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                          ARTICLE III
          Participation and Participant Contributions

3.1 Participation. An eligible Employee may become a Participant by filing a written application with the Committee. The application shall indicate the amount of his initial Basic and Supplemental Contributions and whether he intends to have such Contributions made as Post-Tax Contributions or as Pre-Tax
         Contributions. Except as the Committee in its discretion may otherwise determine, participation will commence with the first payroll period as is administratively practicable to meet following the date such written election is received by the Committee. Participation shall thereafter continue until all amounts in the Participant's Account have been distributed even though current contributions may be suspended.

3.2 Amount of Contributions. Contributions may be made by any Participant who has enough Compensation during any payroll period to make a contribution by payroll deduction. Each Participant may contribute, at his option, Basic Contributions in any whole percentage of his Compensation during a payroll period with a minimum contribution of 1 percent of Compensation and a maximum contribution of 6 percent of Compensation. If a Participant is making Basic Contributions at the maximum rate of 6 percent of his Compensation, he may also elect to make Supplemental Contributions of any whole percentage of from l to l0 percent of his Compensation during a payroll period. All Participant contributions will be in cash in the form of Employee-authorized payroll deductions on either a post-tax basis or, pursuant to Section 3.7, on a pre-tax basis.

3.3 Change in Amount of Contributions. The percentage, or percentages if more than one, of Compensation designated by the Participant as his contribution rate will continue in effect, notwithstanding any change in his Compensation, until he elects to change such percentage. A Participant, by filing a written election form furnished by the Committee, may change his percentage of contributions as frequently during the Plan Year and pursuant to such rules as the Committee may prescribe. Any such change will become effective on the first payroll period as is administratively practicable to meet after the date such written election is received by the Committee.
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         If a Participant's total contribution rate is in
         excess of 6 percent of his Compensation, any such change will first be applied to adjust the amount of his Supplemental Contributions and then, if necessary, to adjust the amount of his Basic Contributions. If a Participant's total contribution rate is less than 6 percent of his Compensation, any such change will first be applied to adjust the amount of his Basic Contributions and then, if necessary, to provide for Supplemental Contributions.

3.4 Suspension of Participant Contributions. A Participant, by filing a written election with the Committee, may elect to suspend either his Basic or Supplemental Contributions, or both, at any time. Any such suspension will become effective with the first payroll period as is administratively practicable to meet after the date such written election is received by the Committee. A suspension of all Basic Contributions will automatically suspend all Supplemental Contributions. In order to resume making contributions, the Participant must follow the procedure outlined in Section 3.l as though he were a new Participant. A Participant will not be permitted to make up suspended contributions. Participant contributions will be suspended automatically for any payroll period in which the Participant is not in receipt of Compensation. Such automatic suspension shall be lifted beginning with the next payroll period that the Participant receives Compensation. The suspension of Supplemental Contributions, in the absence of an election to the contrary, will not affect Basic Contributions.

3.5      Remittance of Participant Contributions to the
         Trustee. Participant contributions will be remitted as soon as administratively practicable to the Trustee.

3.6      Termination of Participant Contributions.  A
         Participant's contributions will terminate effective with the payroll period that ends or includes the date the Participant terminates employment for any reason, including retirement or death.

3.7 Pre-Tax Contributions Option. A Participant shall have the option of having his Basic and Supplemental Contributions to the Plan made on a tax-deferred basis pursuant to the terms of this Section. Basic and Supplemental Pre-Tax Contributions may be made solely pursuant to a salary reduction agreement between an individual Participant and his employer. Under this
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         agreement the Participant agrees to reduce his
         Compensation by a specified percentage (as outlined in Section 3.2) and the Participating Company agrees to contribute to the Plan the identical amount on behalf of the Participant. The agreement shall be in such form and subject to such rules as the Committee may prescribe. The Committee, in its sole discretion, may limit the number of salary reduction agreements a Participant may make during a Plan Year, except that an agreement may be terminated at any time, in which event the Participant shall specify whether all of his contributions shall cease or continue to be made as Post-Tax Contributions.

3.8 Lump Sum Contributions. Notwithstanding the foregoing provisions, in accordance with such rules as the Committee may prescribe on a non-discriminatory basis, a Participant may make lump sum Post-Tax or Pre-Tax Contributions at such times and in accordance with such rules as the Committee may prescribe. Such lump sum contributions may be made in addition to or as an alternative to any salary deduction contributions made pursuant to other provisions of this Plan. A lump sum Post-Tax Contribution may be made by any method approved by the Committee, including payroll deduction or direct contribution. A lump sum Pre-Tax Contribution can be made only pursuant to a salary reduction agreement between the Participant and a Participating Company. A Participant may make such lump sum contributions in any dollar amount or in any percentage of Compensation that the Participant may designate, provided that (1) all such contributions are subject to the ERISA limitations set forth in
         Section 4.4 of the Plan; and (2) a lump sum Pre-Tax Contribution cannot exceed the Participant's Compensation for the period covered by the salary reduction agreement.

3.9 Rollovers to This Plan. Notwithstanding the limitations on contributions set forth in the preceding Sections of this Article III, a Participant may make rollover contributions (as defined in sections 402(c)(4), 403(a)(4) and 408(d)(3) of the
         Code) to the extent the Committee in its discretion may permit and in accordance with rules it shall establish. In addition, the Committee in its sole discretion may arrange for a Participant's account in any other tax- qualified plan to be transferred directly to this Plan. No rollover contribution or transfer shall be permitted if it could adversely affect the tax qualification of this Plan. All rollovers and transfers to this Plan shall be credited to a Participant's Rollover Account.

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3.10     Direct Rollovers from this Plan.  Notwithstanding any
         provision of the Plan to the contrary that would otherwise limit a Participant's election under this Section, a Participant may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Company securities).

         An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the Participant's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

         For these purposes, a Participant includes an Employee or former Employee who has an account balance in the Plan. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are Participants with respect the interest of the spouse or former spouse. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant.

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                           ARTICLE IV
              Participating Company Contributions

4.1      Company Contributions.  Subject to the limitations of
         Section 4.4, each Participating Company will contribute Company Matching Contributions, or Company Discretionary Contributions, or both, as specified in Appendix B for such Participating Company. All Participating Company contributions will be made in cash which shall be used by the Trustee to purchase Company Stock as soon as reasonably practicable.

4.2 Remittance of Company Contributions. Company Matching Contributions shall be remitted to the Trustee on a regular and periodic basis following the payroll period to which they relate but in no event shall they be made less frequently than quarterly. Company Discretionary Contributions for a Plan Year shall be remitted to the Trustee by a Participating Company no later than the date the Participating Company's tax return is due for the year within which ends the Plan Year to which the contributions relate.

4.3 Effect of Suspension of Participant Contributions on Company Contributions. During any period in which a Participant's Basic Contributions are suspended, Company Matching Contributions on his behalf will also be suspended.

4.4 Maximum Contributions. Notwithstanding the contribution levels specified in Article III and the preceding Sections of this Article IV, no contributions will be permitted in excess of the limits set forth below:

         1. Limits on Employee Pre-Tax Contributions. A Participant's Pre-Tax Contributions to this Plan and any tax-deferred contributions under any other 401(k) plan in which he may participate shall not exceed $9,240 (adjusted for cost of living increases for years after 1994 as provided under the Code) in any taxable year of the Participant. To meet this limit, no contribution to this Plan in excess of $9,240 (as adjusted) shall be accepted on behalf of any Participant during a calendar year. If a Participant participates in more than one plan, he shall notify the Committee of any excess contribution in a calendar year by March 1 of the following year. The Committee shall then cause the portion of such excess allocated to this Plan to be returned to the Participant by April 15 following the calendar year to which the excess contribution relates.

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         In addition to the individual limits, the Plan's
         contributions shall, if necessary, also be limited so as to meet one of the following tests:

         (a)  For each Plan Year, the actual deferral
              percentage for the Highly Compensated Employees may not be more than the actual deferral percentage for the Non-Highly Compensated
              Employees multiplied by 1.25; or

         (b) For each Plan Year, the excess of the actual deferral percentage for the Highly Compensated Employees over the actual deferral percentage for the Non-Highly Compensated Employees may not be more than two percentage points and the actual deferral percentage for the Highly Compensated Employees may not be more than the actual deferral percentage for the Non-Highly Compensated Employees multiplied by 2.0.

         In applying these tests, the actual deferral percentages for the Highly Compensated Employees and the Non-Highly Compensated Employees for a Plan Year shall be the average of the percentages, calculated separately for each eligible Employee in the group, obtained by dividing the sum of the Employee's Pre-Tax Contributions by the Employee's compensation (as required under Code section 414(s)) for the Plan Year.

         The Committee shall have the responsibility for monitoring compliance with these tests and shall have the power to take any steps it deems appropriate to ensure compliance, including limiting the amount of salary reduction permitted by the Highly Compensated Employees or requiring that the contributions for the Highly Compensated Employees be delayed or held in escrow before being paid over to the Trustee until such time as the Committee determines that contributions can be made on behalf of the Highly Compensated Employees without violating the requirements of Code section 401(k). Within two and one-half months (otherwise within 12 months) following the end of a Plan Year the Committee shall distribute to Highly Compensated Employees such contributions (and earnings thereon) as may be in excess of the amounts required to satisfy the special nondiscrimination tests.

         2. Limits on Employee Post-Tax Contributions and Company Matching Contributions. Pursuant to Internal Revenue Code section 401(m) the combination of
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         Employee Post-Tax Contributions and Company Matching
         Contributions shall, if necessary, be limited so as to ensure that in each Plan Year the actual contribution percentage for eligible Highly Compensated Employees does not exceed the greater of:

         (a) 125 percent of the contribution percentage of all eligible Non-Highly Compensated Employees; or

         (b) the lesser of twice the contribution percentage of eligible Non-Highly Compensated Employees or the contribution percentage of eligible
              Non-Highly Compensated Employees plus two percentage points.

         In applying these tests, the contribution percentages for Highly Compensated Employees and Non-Highly Compensated Employees for a Plan Year shall be the average of the percentages for each group, calculated separately for each employee in each group, obtained by dividing the sum of a Participant's Post-Tax Contributions and the Company Matching Contributions on his behalf by the Participant's compensation (as required by Code section 414(s)) for the Plan Year. At the election of the Committee, the contribution percentages can be determined by also taking into account a Participant's Pre-Tax Contributions.

         If the foregoing test is not satisfied for any Plan Year, the Committee shall direct the excess aggregate contributions which cause the failure to be distributed to the Highly Compensated Employees. Such distributions shall be made in accordance with the provisions of Code section 401(m) prior to the end of the Plan Year following the Plan Year in which occurred the failure to satisfy the test.

         3. Code Section 415 Limits. Pursuant to Code section 415, the total of the Employee and Participating Company contributions on behalf of a Participant for each Plan Year (his "annual additions") shall not exceed the lesser of $30,000 (or such larger amounts as reflect cost of living increases pursuant to section 415 of the Code) or 25 percent of the Participant's total compensation for such Plan Year. For purposes of this Section, the term "annual additions" means the total each Plan Year of a Participating Company's contributions, the Employee's contributions and Forfeitures. Rollover contributions and loan repayments are not annual additions for this purpose. For purposes of applying these limitations, the term "compensation" shall have the meaning ascribed to it in regulations under Code section 415. In general, these regulations define compensation to mean an Employee's W-2 compensation from a Participating Company but excluding income derived from the exercise of stock options, from the disqualification of an incentive stock option, from restricted stock or from income imputed from the payment of life insurance premiums.

         In addition to the amounts calculated under this Plan, annual additions shall include such amounts, similarly calculated, that are contributed with respect to the Participant to any other defined contribution plan maintained by a Participating Company or by any Affiliated Company and Participating Company contributions to an individual medical account as described in Code sections 415(1) and 419A(d)(2). In determining whether a corporation is an Affiliated Company for this purpose only, the percentage control test set forth in section 1563(a) of the Code shall be a 50 percent test in place of the 80 percent test each place the 80 percent test appears in said Code section.

         If Plan contributions exceed the limits of this Section, first the Participant's contributions shall be reduced, as necessary, to eliminate the excess, in the following order of priority: Post-Tax Supplemental Contributions; Post-Tax Basic Contributions; Pre-Tax Supplemental Contributions; and Pre-Tax Basic Contributions. Post-Tax and Pre-Tax Contributions which cause the excess, plus the earnings attributable to the contributions may be returned to the Participant in the event the excess is caused by a reasonable error in estimating a Participant's annual compensation or any other cause which is acceptable under Treasury Regulation section 1.415-6(b)(6). Any such excess shall be returned to the Participant by March 1 following the end of the Plan Year to which the excess relates. If an excess still exists, the Participating Company's contribution shall be reduced as necessary.

         If a person participates at any time in both a defined benefit plan and a defined contribution plan maintained by a Participating Company or an Affiliated Company, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Plan Year may not exceed l.0. For purposes of this Section, the defined contribution plan fraction for any Plan Year is a fraction the numerator of which is the person's annual additions in such Plan Year and all prior years of employment, as determined above, and the denominator of which is the lesser of the following amounts for such Year and for each prior
         Year:  (a) l.25 times the dollar limitation of Code
         section 4l5(c)(l)(A) for the pertinent Year or (b) l.4 times the amount that could be taken into account under the limitation of Code section 4l5(c)(l)(B) for the Participant. The defined benefit plan fraction for any Plan Year is a fraction the numerator of which is the Participant's projected annual benefit under all plans maintained by a Participating Company or an Affiliated Company and the denominator of which is the lesser of the following amounts for such Year: (a)
         l.25 times the dollar limitation of Code section 4l5(b)(l)(A) for such Year or (b) l.4 times the amount that could be taken into account under the percentage limitation of Code section 4l5(b)(l)(B) for the Participant for such Year.

         The Committee shall monitor the contributions and benefits with respect to each Participant under all plans maintained by a Participating Company and any Affiliated Company. The Committee, in its sole discretion, shall reduce any such contributions or benefits to prevent the combined fractions from exceeding 1.0.

                           ARTICLE V
                  Investment of Contributions

5.1 Investment Funds. The Trustee shall establish a Company Stock fund and such other investment funds as shall be designated from time to time by any Board-appointed committee authorized to select investment funds.

5.2 Investment of Company Contributions. All Participating Company contributions and the earnings thereon shall be invested initially in Company Stock. All Company Stock so invested shall remain in the Company Stock fund until the fifth anniversary of the date of investment (the "Restricted Stock"). At the expiration of the five year period the Restricted Stock in a Participant's Account shall lose its investment restriction and may be invested by the Participant, pursuant to Section 5.5 and any rules established by the Committee thereunder, in any other fund option or left in the Company Stock fund.

5.3 Investment of Participant Contributions. Each Participant will direct, at the time he elects to become a Participant under the Plan, that his Participant contributions be invested in one or more available fund options in accordance with any rules the Committee in its discretion may establish. In the event no election is made, all contributions will be invested in a fixed income fund option designated by the Committee for this purpose.

5.4 Changing the Current Investment Election. A Participant's investment election for his Participant contributions will continue in effect until changed by the Participant. A Participant may change his current investment election as to his future Participant contributions effective no later than the first payroll period as is administratively practicable after the date such election to change is received by the Committee or its designee. Such changes may be made only as frequently as the Committee in its sole discretion may permit and in accordance with any rules the Committee in its discretion may establish.

5.5 Changing the Investment of Accumulated Contributions. A Participant may change his investment election as to some or all of his entire Participant Account balance except for the Restricted Stock. Such changes may be elected only as frequently as the Committee in its sole discretion may permit and in accordance with any rules the Committee in its discretion may establish.

5.6 Voting Rights with Respect to Company Stock. Each Participant shall have the right to vote all shares of Company Stock held in the Participant's Account. Each Participant shall also have the right to direct the Trustee whether to tender such shares of Company Stock in the event an offer is made by any person other than the Company to purchase such shares. The Committee shall make any such arrangements with the Trustee as may be appropriate to pass such voting or tender offer rights through to a Participant. In the event a Participant fails to vote his shares or fails to indicate his preference with respect to a tender offer, the Trustee shall vote the Participant's shares or tender his shares in the same proportions as those Plan Participants who did respond, cast their votes or tendered their shares.

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

                           ARTICLE VI
                      Participant Accounts

6.1 Individual Accounts. The Committee shall create and maintain (or direct to be created and maintained) individual accounts as records for disclosing the interest in the Trust of each Participant, former Participant and Beneficiary. Such accounts shall record credits and charges in the manner herein described. When appropriate, a Participant shall have four separate accounts, a Restricted Company Contribution Account, a Participant Pre-Tax Contribution Account, a Participant Post-Tax Contribution Account and a Rollover Account. The maintenance of individual accounts is only for accounting purposes, and a segregation of the assets of the Trust to each account shall not be required.

6.2 Account Adjustments. Participant Accounts shall be adjusted as follows:

         (a) Earnings: The earnings (including losses as well as gains) of the Trust shall be allocated to the Participant Accounts of Participants who have balances in their Accounts on each Valuation Date. The allocation shall be made in the proportion that the amounts in each Participant Account bear to the total amounts in all of the Participant Accounts similarly invested. In determining the value of Plan assets, each valuation shall be based on the fair market value of assets in the Trust on the Valuation Date.

         (b) Participating Company contributions: As of the end of each month the Company Matching and Discretionary Contributions on behalf of a Participant during the month shall be allocated to the Participant's Restricted Company Contribution Account.

         (c) Participant contributions: A Participant's contributions made during a month shall be allocated to his Pre-Tax or Post-Tax Contribution
              Account, as the case may be, as of the end of each month.

         (d) Distributions and withdrawals: Distributions and withdrawals from a Participant's Account shall be charged to the Account as of the date paid.

         (e) Forfeitures: As of the end of each Plan Year, Forfeitures which have become available during such Plan Year and are not required for allocation under Section 6.2(f) below shall be used to reduce the Participating Company's current or its next succeeding contributions to the Plan.

         (f) Forfeiture Account: In the event a Participant is entitled to receive a vested benefit pursuant to the terms of Section 7.2 but later returns to the service of a Participating Company prior to incurring five consecutive one year breaks in service, the nonforfeitable amount in his pre-termination Restricted Company Contribution Account plus the amount of his Forfeiture at the time of termination shall be credited to a separate account as of the end of the Plan Year when he returns. The restoration of the Forfeiture shall be made, first, from any other Forfeitures arising in such Year prior to disposition under Section 6.2(e) and, if not available from such Forfeitures, from Participating Company contributions for the Year. At any relevant time, the Participant's nonforfeitable portion of the separate account will be equal to an amount ("X") determined by the formula:

                   X = P(AB + (R x D)) - (R x D)

              For purposes of applying this formula: P is the nonforfeitable percentage at the relevant time; AB is the account balance at the relevant time; D is the amount of the distribution; and R is the ratio of the account balance at the relevant time to the account balance after distribution.

              The separate account need not be maintained after a Participant has incurred five consecutive one year breaks in service after the distribution of benefits to him. For purposes of this Section a one year break in service means a Plan Year during which an Employee performs no services for a Participating Company or an Affiliated Company.

6.3 Statements to Participants. On a periodic basis, but no less frequently than once during each Plan Year, the Committee (or its designee) will provide each Participant with a statement showing his interests in the Plan's various investment funds. The statement may show a Participant's interest in the Company Stock fund in terms of the number of shares of Company Stock, their dollar value, or both. As an alternative to showing the dollar or stock value of each Account, the Committee in its discretion may express each Participant's interest in terms of units. The statement shall also indicate the portion of his Account that is vested and if there is none, the earliest date on which vesting shall occur.

                          ARTICLE VII
         Retirement or Other Termination of Employment

7.1 Retirement or Disability. If a Participant's employment with a Participating Company is terminated
         (i) at or after his Normal Retirement Age, (ii) at or after his Early Retirement Age, or (iii) at an earlier age because of disability, the Participant's accounts shall all be fully vested and he shall be entitled to receive the entire balance of such accounts in accordance with the provisions of Article IX. For purposes of this Section 7.1 the term "disability" means a physical or mental condition which, in the judgment of the Committee, based on medical reports and other evidence satisfactory to the Committee, will permanently prevent an Employee from satisfactorily performing his usual duties for a Participating Company and which entitle the Employee to receive Social Security disability benefits.

         If a Participant terminates employment, whether voluntarily or involuntarily, prior to suffering a disability or prior to age 55, he shall receive only that portion of his accounts that have become vested under Section 7.2.

7.2 Vested Benefits. If a Participant terminates employment with a Participating Company before he reaches age 55 or suffers a disability, he shall be entitled to receive the entire amount credited to his Participant Pre-Tax Contribution Account, his Participant Post-Tax Contribution Account and his Rollover Account plus the amount in his Restricted Company Contribution Account which has become vested. The vested amount in the Restricted Company Contribution Account shall be determined in accordance with the following schedule:

       Length                Percent of          Percent of
     of Service            Account Vested     Account Forfeited
     ----------            --------------     -----------------
  less than 6 months              0%               100%
  6 months or more              100%                 0%

         If any Plan amendment changes the Plan's vesting schedule, each Participant in the Plan as of the date the new schedule is adopted shall have his vested percentage determined under the vesting schedule which provides him with the greatest vested benefit at any particular point in time.

         Any Forfeiture that may arise by virtue of the application of this Section shall be treated in accordance with the provisions of Section 6.2(e).

                          ARTICLE VIII
                             Death

8.1 Death While Actively Employed. If a Participant dies while actively employed, the Participant's Beneficiary will be entitled to receive l00 percent of the value of his Participant Account. This amount shall consist of the Account's value as of the Valuation Date next following the date of the Participant's death.

8.2 Death After Retirement. If a Participant dies after retirement, any benefit payable to the Participant's Beneficiary will depend upon the method that has been employed to distribute the value of his Participant Account in accordance with Article IX.

8.3 Beneficiary. If a Participant is married, his Beneficiary shall be his spouse who shall be entitled to receive his remaining account balance, upon the Participant's death. Upon the written election of the Participant, with his spouse's written consent, a Participant may designate another Beneficiary. This election and spousal consent must either be notarized or be witnessed by a Plan representative and returned to the Committee. If such election has been made or if the Participant is not married, the Participant will designate the Beneficiary (along with alternate Beneficiaries) to whom, in the event of his death, any benefit is payable hereunder. Each Participant has the right, subject to the spousal consent requirement noted above, to change any designation of Beneficiary. A designation or change of Beneficiary must be in writing on forms supplied by the Committee and any change of Beneficiary will not become effective until such change of Beneficiary is filed with the Committee, whether or not the Participant is alive at the time of such filing; provided, however, that any such change will not be effective with respect to any payments made by the Trustee in accordance with the Participant's last designation and prior to the time such change was received by the Committee. The interest of any Beneficiary who dies before the Participant will terminate unless otherwise provided. If a Beneficiary is not validly designated, or is not living or cannot be found at the date of payment, any amount payable pursuant to this Plan will be paid to the spouse of the Participant if living at the time of payment, otherwise in equal shares to such children of the Participant as may be living at the time of payment; provided, however, that if there is no surviving spouse or child at the time of payment, such payment will be made to the estate of the Participant.

                           ARTICLE IX
                      Payment of Benefits

9.1 Form of Payment. Except as may be restricted by Sections 9.2 and 9.3, any Participant or, if the choice is his, any Beneficiary who is entitled to receive benefits under Articles VII or VIII may elect to receive the amount in the Participant Account in accordance with one of the following elections, all of which shall be actuarial equivalents:

              OPTION A:  A lump sum.

              OPTION B: Periodic payments of substantially equal amounts for a specified number of years not in excess of twenty. Such periodic payments shall be made at least annually. In the event periodic payments are elected, the Participant shall direct in writing how the remaining balance of his account is to be invested.

              OPTION C: For any amounts transferred to this Plan from another plan containing payment options in addition to Options A & B, any option available under the other plan as set forth in Appendix B. Payments under this Option C shall be available only with respect to the transferred funds. Amounts allocated to a Participant Account after the transfer date shall be paid out only under Option A or Option B.

9.2 Option C Requirements for Married Participants. If a married Participant elects an annuity under Option C, unless he makes a written election, as outlined below, to the contrary his form of benefit shall be a Qualified Joint and Survivor Annuity. If benefits become payable on account of the death of a married Participant to whom an annuity option is available under Option C, the normal form of benefit shall be a Qualified Pre-Retirement Survivor Annuity. These benefits shall become automatically payable unless the Participant or his spouse, as the case may be, makes a written election within the Election Period to receive one of the alternate forms of benefits specified in
         Section 9.1 or Appendix B. An election by the Participant must be consented to by his spouse in writing. The spouse's consent shall acknowledge the effect of the election and shall be either notarized or witnessed by a Plan representative. Failure to obtain the spouse's consent or the revocation of a previously designated optional method of payment shall result in payment of benefits in the form of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity, as the case may be, unless another election is made. To assist the Participant and his spouse in making any election with respect to waiving the Qualified Joint and Survivor Annuity, the Committee shall provide the Participant, not less than 30 nor more than 90 days before his 55th birthday a retirement application form describing the normal and optional forms of benefit payments, including their relative financial effects in terms of dollars per annuity payment on the Participant and his spouse. This form shall provide a place for the Participant to indicate his annuity starting date and the form of benefit he desires. In the case of a Qualified Pre-Retirement Survivor Annuity, a substantially similar notice shall be provided to the Participant during the period beginning on the first day of the Plan Year in which the Participant attains age 32 and ending on the last day of the Plan Year preceding the Plan Year in which the Participant attains age 35.

9.3 Payments from Company Stock Fund. If a recipient elects a lump sum payment under Option A of
         Section 9.1 or installment payments under Option B of
         Section 9.1, payment from the Participant's Company Stock fund account may be made either in cash or in Company Stock. If a person elects, or pursuant to
         Section 9.2 is required, to receive any annuity option under Section 9.2 or Option C, the amounts in his Company Stock fund shall be liquidated and combined with his amounts in all other investment funds to purchase an annuity contract pursuant to which only cash benefits will be paid.

9.4 Time of Payment. A Participant or Beneficiary who becomes entitled to receive a benefit at any time when the Participant Account is $3,500 or less will be cashed out for the full amount of the account balance as soon as administratively practicable. If the account balance is in excess of $3,500 it shall be paid prior to Normal Retirement Age only with the written consent of the Participant and, if married, with the consent of the Participant's spouse in a writing which acknowledges the effect of such consent and which is witnessed by a Plan representative or is notarized. In the case of death, the written consent of the Participant's Beneficiary shall be required for amounts in excess of $3,500.

         Benefit payments shall normally begin not later than the April l following the calendar year during which the event giving rise to the eligibility for payment shall have occurred. In no event shall benefits begin later than sixty days after the close of the Plan Year in which the latest of the following occurs: (1) the Participant's attainment of age 65; (2) the 10th anniversary of the year in which the Participant commenced participation in this Plan; (3) the termination of the Participant's service with a Participating Company; or (4) the date specified in writing to the Committee by the Participant (but not later than the year in which he attains age 70 1/2). In no event, however, shall benefit payments commence later than the April 1 following the calendar year in which a Participant attains age 70 1/2 even if he continues in employment with a Participating Company. Notwithstanding any direction by the Participant to the contrary, all payments must be payable pursuant to a schedule whereby the entire amount in the Participant's Account is paid over a period that does not extend beyond the life of the Participant or over the lives of the Participant and any individual he has designated as his Beneficiary (or over the life expectancies of the Participant and his designated individual Beneficiary). In addition, unless the benefit is payable as a Qualified Joint and Survivor Annuity, the payment method selected must provide that more than 50 percent of the present value of the payments projected to be paid to the Participant and his Beneficiary will be paid to the Participant during his life expectancy.

         In the event of the death of a Participant, former Participant or Beneficiary while benefits are being paid under a schedule which meets the requirements of the preceding paragraph, payments shall continue pursuant to a schedule which is at least as rapid as the period selected. In the event of the death of a Participant or former Participant before benefit payments have commenced, any death benefit shall be distributed within five years of death unless the following conditions are met:

              (i) payments are made to an individual
         Beneficiary designated by the Participant;

              (ii) payments are made for the life of such individual Beneficiary or over a period not extending beyond his life expectancy; and

              (iii) payments commence within one year of death.

         If the designated Beneficiary is the Participant's spouse, payments will be paid within a reasonable period of time after the Participant's death, but may be delayed until the date the Participant would have attained age 70 1/2, if the Beneficiary so elects. If the spouse dies before payments begin, the rules of this paragraph shall be applied as if the spouse were the Participant. Notwithstanding the provisions of this Section the distribution requirements of Code section 401(a)(9) and the regulations thereunder are hereby incorporated by this reference and shall supersede any conflicting Plan provisions.

9.5 Death of Participant Prior to Receiving Full Distribution. Except as provided in Section 8.2, if a Participant dies after having terminated employment and prior to receiving a distribution of his Participant Account, then the payments that would otherwise have been made to the Participant will be made to his Beneficiary.

9.6 QDROs. Benefits shall be payable under this Plan to an alternate payee pursuant to the terms of any qualified domestic relations order. The Committee has the responsibility for determining if a domestic relations order is qualified and whether its payment terms are consistent with the terms of the Plan. If appropriate, the amounts subject to a QDRO may be segregated from the Participant's Account and placed in a separate account for the benefit of the alternate payee who shall thereupon be treated for Plan purposes as a Participant. Any amounts payable to an alternate payee may, at the alternate payee's request, be paid from the Plan immediately pursuant to the terms of the QDRO and this Plan.

                           ARTICLE X
            Withdrawals and Loans During Employment

10.1 Age 59 1/2 Withdrawals. A Participant who has reached age 59 1/2 but who has not yet terminated employment may withdraw all or a portion of his vested accumulated account balance under the Plan subject to the limitations specified in Section 10.4.

10.2 Participant Post-Tax Contributions. A Participant may, by filing a written request with the Committee, signed by the Participant and the Participant's spouse, elect to withdraw amounts in his Participant Post-Tax Contribution Account as follows:

         (a) Contributions. A withdrawal of up to 100 percent of Participant Post-Tax Contributions or, if less, 100 percent of the then value of such contributions may be made from the Plan.

         (b) Earnings. A withdrawal of up to 100 percent of the earnings on Post-Tax Contributions may be made by a Participant from the Plan.

10.3 Participant Pre-Tax Contributions. No earnings in a Participant's Pre-Tax Contribution Account may be withdrawn prior to age 59 1/2. A Participant may withdraw his Pre-Tax Contributions from his Participant Pre-Tax Contribution Account prior to age 59 1/2 only if the withdrawal is made on account of an immediate and heavy financial need of the Participant that cannot be satisfied from other resources available to the Participant. For purposes of this Section an immediate and heavy financial need shall mean (1) expenses incurred for medical care or necessary to obtain medical care for a Participant, a Participant's spouse or a Participant's dependent; (2) the purchase of a Participant's principal residence;
         (3) tuition and related educational fees for
         post-secondary education but only for the next 12 months for a Participant, a Participant's spouse or a Participant's dependent, or remedial school tuition;
         (4) prevention of eviction or mortgage foreclosure;
         (5) expenses arising from the death of a spouse or dependent; (6) financial loss due to a sudden catastrophe; (7) extraordinary legal expenses; (8) adoption expenses; or (9) any other need recognized by the IRS in documents of general applicability. A Participant will be deemed to lack other resources if all of the following conditions are satisfied: (1) the Participant must have obtained all distributions (except hardship) and all nontaxable loans available from all plans of any Participating Company; (2) the Participant may not make any contributions to any plan of any Participating Company for at least 12 months following the hardship withdrawal and (3) the dollar limit on pre-tax contributions ($8,994 as indexed for inflation after 1993) for the calendar year following the hardship shall be reduced by the amount of the hardship withdrawal. If the foregoing conditions are not satisfied, the Committee may reasonably rely on statements and representations made by the Participant with respect to his lack of other financial resources. The amount of the withdrawal cannot exceed the amount required to relieve the financial need (including any amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

10.4     Limitations on In-Service Withdrawals.

         (a) No more than two in-service withdrawals are permitted in any one Plan Year.

         (b) No withdrawal will be permitted under this Article unless the amount to be withdrawn is at least $200 or l00% of the aggregate value of the Participant's relevant account from which withdrawals are being requested if such value is less than $200.

         (c) Unless otherwise specified by the Participant, any withdrawal of Participant contributions from his Participant Post-Tax Contribution Account will be satisfied first by a withdrawal of his pre-1987 contributions, if any, and then by a withdrawal of his post-1986 contributions.

         (d) The withdrawal of any amounts from the Company Stock fund by a Participant who is an "officer," "director" or the "beneficial owner of more than 10 percent of any class of equity security" of the Company within the meaning of these terms under section 16 of the Securities Exchange Act of 1934 shall result in such Participant's automatic suspension from making Plan contributions into the Company Stock fund for a period of six months from the date of the withdrawal.

         (e) Any withdrawal from a Participant's Post-Tax Contribution Account will result in an automatic suspension of the Participant's right to make future Plan contributions for a period of six months from the date of the withdrawal. During the period of suspension, Company Matching Contributions will also be suspended. Finally, after the Participant resumes making contributions to the Plan, no make-up contributions will be permitted for the period of the suspension.

10.5 Fund to be Charged with Withdrawal. A Participant may specify the investment fund or combination of funds to which a withdrawal is to be charged. If the Participant fails to make any designation, a distribution will be made out of the Participant's interest in each of the funds in proportion to the Participant's share in these funds.

10.6 Loans to Participants. The Trustee shall, if the Committee directs, make a loan to a Participant from any or all of the Participant's accounts subject to such rules as the Committee may prescribe and subject to the following conditions:

         (a) An application for a loan by a Participant shall be made in writing to the Committee;

         (b) A loan must be for a minimum of $500, only two loans (only one for the purchase of a principal residence) may be outstanding at any one time, and only one loan refinancing per year will be permitted;

         (c) No loan shall be made to the extent that such loan when added to all other loans to the Participant would exceed the lesser of (1) 50 percent of the vested amounts in all of the Participant's accounts under the Plan or (2) $50,000 reduced by the excess, if any, of the highest outstanding balance of loans during the one year period ending on the day before the loan is made over the outstanding balance of loans to the Participant on the date the loan is made. In determining whether the foregoing loan limits are satisfied all loans from all plans of a Participating Company and of any Affiliated Company shall be aggregated.

         (d) The period of repayment for any loan shall be arrived at by mutual agreement between the Committee and the borrower, but such period in no event shall exceed five years except that a loan may be granted for a period not to exceed 25 years if the proceeds are used to purchase the Participant's principal residence;

         (e) All loans must be repaid under a substantially level amortization period with payments being made at least quarterly;

         (f) Each loan shall be made against collateral being the assignment of 50 percent of the borrower's entire right, title and interest in and to the Trust Fund, supported by the borrower's collateral promissory note for the amount of the loan, including interest, payable to the order of the Trustee and/or such other collateral as the Committee may require;

         (g) Each loan shall bear interest at a rate fixed by the Committee. The rate shall be commensurate with the rates charged by persons in the business of lending money for loans which would be made under similar circumstances. Interest rates granted at different times and to Participants in differing circumstances may vary depending on such differences;

         (h) A loan shall be treated as a directed investment by the borrower with respect to his accounts.
              The interest paid on the loan shall be credited to the borrower's accounts and he shall not share in the earnings of the Plan's assets with respect to the amounts borrowed and not yet repaid;

         (i) A loan to a married Participant requires the written, notarized consent of the Participant's spouse;

         (j) No distribution shall be made to any Participant, former Participant or Beneficiary unless and until all unpaid loans, including accrued interest thereon, have been liquidated or offset against the account; and

         (k) A loan from the Company Stock fund account of a Participant who is an "officer," "director" or the "beneficial owner of more than 10 percent of any class of equity security" of the Company within the meaning of these terms under section 16 of the Securities Exchange Act of 1934 shall result in such Participant's automatic suspension from making Plan contributions into the Company Stock fund for a period of six months from the date of the loan. In addition, no repayment of any such loan shall be credited to a Participant's Company Stock fund.

                           ARTICLE XI
                      Plan Administration

11.1 Appointment of Committee. The Board shall appoint an Employees' Benefit Committee to administer the Plan. Any person, including an officer or other employee of a Participating Company, is eligible for appointment as a member of the Committee. Such members shall serve at the pleasure of the Board. Any member may resign by delivering his written resignation to the Board. Vacancies in the Committee shall be filled by the Board.

11.2 Named Fiduciary and Plan Administrator. The Committee shall be the Named Fiduciary and Plan Administrator as these terms are used in ERISA. The Committee shall appoint a Secretary who shall also be the agent for the service of legal process.

11.3 Powers and Duties of Committee. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan, except such powers as are specifically reserved to the Board or some other person. The Committee's powers include the power to make and publish such rules and regulations as it may deem necessary to carry out the provisions of the Plan. The Committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan.

         The Committee shall notify the Trustee of the liquidity and other requirements of the Plan from time to time.

11.4 Operation of Committee. The Committee shall act by a majority of its members at the time in office, and such action may be taken either by a vote at a meeting
         or without a meeting.   Any action taken without a
         meeting shall be reflected in a written instrument signed by a majority of the members of the Committee. A member of the Committee who is also a Participant shall not vote on any question relating specifically to himself. Any such question shall be decided by the majority of the remaining members of the Committee. The Committee may authorize any one or more of its members to execute any document on behalf of the Committee, in which event the Committee shall notify the Trustee in writing of such action and the name or names of its member or members so designated. The

         Trustee thereafter shall accept and rely upon any document executed by such member or members as representing action by the Committee until the Committee shall file with the Trustee a written revocation of such designation. The Committee may adopt such by-laws or regulations as it deems desirable for the conduct of its affairs.

         The Committee shall keep a record of all its proceedings and acts and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan.

11.5 Power to Appoint Advisers. The Committee may appoint such actuaries, accountants, attorneys, consultants, other specialists and such other persons as it deems necessary or desirable in connection with the administration of this Plan. Such persons may, but need not, be performing services for a Participating Company. The Committee shall be entitled to rely upon any opinions or reports which shall be furnished to it by any such actuary, accountant, attorney, consultant or other specialist.

11.6 Expenses of Plan Administration. The members of the Committee shall serve without compensation for their services as such, but their reasonable expenses shall be paid by the Company. To the extent not paid from Fund assets, as determined from time to time by any Board-appointed committee, all reasonable expenses of administering the Plan shall be paid by the Company, including, but not limited to, fees of the Trustee, accountants, attorneys, consultants, and other specialists.

11.7 Duties of Fiduciaries. All fiduciaries under the Plan and Trust shall act solely in the interests of the Participants and their Beneficiaries and in accordance with the terms and provisions of the Plan and Trust Agreement insofar as such documents are consistent with ERISA, and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. Any person may serve in more than one fiduciary capacity with respect to the Plan and Trust.

11.8 Liability of Members. No member of the Committee shall incur any liability for any action or failure to act, excepting only liability for his own breach of fiduciary duty. To the extent not covered by insurance, the Company shall indemnify each member of the Committee and any Board-appointed committee and any employee acting on their behalf against any and all claims, loss, damages, expense and liability arising from any action or failure to act.

11.9 Allocation of Responsibility. The Board, Trustee, Investment Manager and the committees established to administer the Plan possess certain specified powers, duties, responsibilities and obligations under the Plan and Trust. It is intended under this Plan that each be solely responsible for the proper exercise of its own functions and that each shall not be responsible for any act or failure to act of another, unless otherwise responsible as a breach of its own fiduciary duty.

         a. Generally, the Board shall be responsible for appointing the members of the committees it may establish to administer this Plan. If this Plan shall at any time permit employees to invest any portion of Plan assets in Company securities, the Board shall have sole authority to terminate this Plan and to make any discretionary amendments, while any Board-appointed committee given such authority shall have authority for making non-discretionary amendments and for recommending to the Board any other Plan amendments it deems appropriate.

         b. The Board-appointed committees so authorized shall have the responsibilities of making Plan amendments not specifically reserved to the Board in the preceding subsection, including sole discretion to amend the Plan if employees are not authorized to invest Plan assets in Company securities, to select Investment Managers, to direct the Trustee and the Investment Managers with respect to all matters relating to the investment of Plan assets, to review and report to the Board on the investment policy and performance of Plan assets and generally to administer the Plan according to its terms.

         c. The Trustee or the Investment Manager, as the case may be, is responsible for the management and control of the Plan's assets as specifically provided in the Trust Agreement or investment manager agreement.

         d. The Board may dissolve any committee it appoints or reserve to itself any of its powers previously delegated to a Board-appointed committee. In addition, the Board may reorganize the committees it establishes from time to time and reallocate their responsibilities among them or assign them to other persons or committees provided that the Employees' Benefit Committee shall at all times continue as plan administrator and named fiduciary as these terms are defined in ERISA unless the Board formally amends the Plan to reallocate these responsibilities. The Board and the various committees may designate persons, including committees, other than named fiduciaries to carry out their responsibilities (other than trustee responsibilities) under the Plan.

11.10 Claims Review Procedure. The Committee shall maintain a procedure under which any Participant or Beneficiary may assert a claim for benefits under the Plan. Any such claim shall be submitted in writing to the Committee within such reasonable period as the rules of the Committee may provide. The Committee shall take action on the claim within 60 days following its receipt and if it is denied shall at such time give the claimant written notice which clearly sets forth the specific reason or reasons for such denial, the specific Plan provision or provisions on which the denial is based, any additional information necessary for the claimant to perfect the claim, if possible, an explanation of why such additional information is needed, and an explanation of the Plan's claims review procedure. The review procedure shall allow a claimant at least 60 days after receipt of the written notice of denial to request a review of such denied claim, and the Committee shall make its decision based on such review within 60 days (l20 days if special circumstances require more time) of its receipt of the request for review. The decision on review shall be in writing and shall clearly describe the reasons for the Committee's decision.

                          ARTICLE XII
                   Amendment and Termination

12.1 Right to Amend or Terminate. Any amendment may be made to this Plan which does not cause any part of the Plan's assets to be used for, or diverted to, any purpose other than the exclusive benefit of Participants, former Participants, or Beneficiaries, provided however, that any amendment may be made, with or without retroactive effect, if such amendment is necessary or desirable to comply with applicable law and provided further that any amendment shall be consistent with the terms and conditions of any relevant collective bargaining agreement whose terms and conditions are not in conflict with applicable law. Except in the case where approved by the Secretary of Labor because of substantial business hardship, as provided in section 412(c)(8) of the Code, no amendment shall be made to the Plan if it would decrease the accrued benefit of any Participant, eliminate or reduce an early retirement benefit or eliminate an optional form of benefit as may be provided in regulations under Code section 411(d)(6). If any provisions of this Plan relating to the percentage of a Participant's accrued benefit that is vested are changed, any Participant with at least three years of service may elect, by filing a written request with the Committee within 60 days after the later of (1) the date the amendment was adopted, (2) the date the amendment was effective, or (3) the date the Participant received written notice of such amendment, to have his vested interest computed under the provisions of this Plan as in effect immediately prior to such amendment.

12.2 Full Vesting Upon Termination of Plan. Upon full or partial termination of the Plan or upon complete discontinuance of Participating Company contributions, each affected Participant will become l00 percent vested in the value of his Participant Account as of the Valuation Date next following such termination or discontinuance.

                          ARTICLE XIII
                      Top-Heavy Provisions

13.1 Rules to Apply if Plan is Top-Heavy. Notwithstanding any other relevant provision of this Plan to the contrary, the following rules will apply for any Plan Year that the Plan becomes "top-heavy" (as defined in Section 13.2):

         (a) Vesting. Vesting will remain 100 percent at all times after completion of six months' service.

         (b) Minimum Contributions. For each top-heavy Plan Year the minimum contribution allocated to the Participant Account of each non-key employee shall be equal to or greater than the lesser of the following amounts:

              (i) 3 percent of such non-key employee's compensation; or

              (ii) the highest percentage-of-compensation allocation made to the Participant Account of any key employee.

              If the highest rate allocated to a key employee is less than 3% of compensation, amounts contributed as a result of a salary reduction agreement shall be included in determining the rate of contribution on behalf of key employees. For purposes of this subsection, "compensation" shall have the same meaning as in Section 4.4. Minimum contributions will be made to Participant's Account without regard to his level of compensation or his hours of service during a Plan Year.

         (c) Limitation on Benefits. In applying the dollar limitations under section 415(e) of the Code, the
              1.25 limitation shall be supplanted by a 1.0 limitation for each year during which the Plan is top-heavy.

         (d) Maximum Compensation. The maximum annual compensation of each employee that may be taken into account under the Plan shall not exceed $150,000 (or such larger amount based on cost of living adjustments as may be permitted under the
              Code).

13.2 Top-Heavy Definition. For purposes of this Section, the Plan will be considered "top-heavy" if on any given determination date (the last day of the preceding Plan Year or, in the case of the Plan's first year, the last day of such Year) the sum of the account balances for key employees is more than 60 percent of the sum of the account balances of all employees, excluding former key employees. The account balances shall include distributions made during any given Plan Year containing the determination date and the preceding four Plan Years but shall not include the account balances for any person who has not received any compensation from any Participating Company at any time during the five-year period ending on the determination date. The method of determining the top-heavy ratio shall be made in accordance with Code section 416.

         In making the top-heavy calculation, (a) all the Company's plans in which a key employee participates shall be aggregated with all other Participating Company plans which enable a plan in which a key employee participates to satisfy the Code's non-discrimination requirements; and (b) all Participating Company plans not included in subparagraph (a), above, may be aggregated with the Participating Company's plans included in subparagraph
         (a), above, if all of the aggregated plans would be comparable and satisfy the Code's non-discrimination requirements.

13.3 Key Employee Definition. A key employee will be, for the purpose of this Article, any employee or former employee who at any time during the Plan Year containing the determination date or the four preceding Plan Years is such within the meaning of Code section 416. As of the effective date, the term key employee includes the following individuals:

         (i) an officer (but not more than 50 persons or, if lesser, the greater of 3 or 10 percent of employees and not including persons who earn 150 percent or less of the dollar limitation for contributions to defined contribution plans as specified in Code section 415(c)(1)(A));

         (ii) one of 10 employees who has annual compensation from the Participating Company of more than the amount in effect under Code section 415(c)(1)(A) owning the largest interests of the Participating Company. The employee having the greater annual compensation from the Participating Company shall be considered to own the larger interest in the Participating Company if two or more employees had the same ownership interest in the Participating Company;

         (iii) a five-percent owner of the Participating
         Company; and

         (iv) a one-percent owner of the Participating Company whose annual compensation from the Participating
         Company exceeds $150,000.

13.4 Relationship of the Normal and the Top-Heavy Vesting Schedules. If the Plan's top-heavy status changes and this change alters the Plan's normal vesting schedule, no Participant's vested accrued benefit immediately prior to such change in status shall be diminished on account of the change in the vesting schedule. In addition, the vesting for each Participant in the Plan at the time of the change in status shall be determined under whichever schedule provides the greatest vested benefit at any particular point in time.

13.5 Participation in Other Plans. A non-key employee who participates in both a defined contribution plan and a defined benefit plan of the Participating Company shall not be entitled to receive minimum benefits and/or minimum contributions under all such plans. Instead, the employee shall receive a minimum benefit equal to the lesser of 20 percent of such non-key employee's average compensation or 2 percent of his average compensation multiplied by his number of Years of Service, as set forth in such defined benefit plan.

                          ARTICLE XIV
                       General Provisions

14.1 Employment Relationship. Nothing contained herein will be deemed to give any Employee the right to be retained in the service of a Participating Company or to interfere with the rights of a Participating Company to discharge any Employee at any time.

14.2     Non-Alienation of Benefits.  Except as provided in
         Section 10.6, benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which arises from the Participant's bankruptcy, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Trust shall not in any manner be liable for, or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder. Nothing in this Section shall preclude payment of Plan benefits pursuant to a qualified domestic relations order pursuant to Section 9.6.

14.3 Use of Masculine and Feminine; Singular and Plural. Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.

14.4 Plan for Exclusive Benefit of Employees. No part of the corpus or income of the Trust will be used for, or diverted to, purposes other than the exclusive benefit of Participants and their Beneficiaries. Anything in the foregoing to the contrary notwithstanding, the Plan and Trust are established on the express condition that they will be considered, by the Internal Revenue Service, as initially qualifying under the provisions of the Internal Revenue Code. In the event that the Internal Revenue Service issues an unfavorable determination with respect to a timely request for a determination that the amended and restated Plan and Trust qualify under the Internal Revenue Code, the Plan and Trust will be of no effect and the value of all contributions made by a Participating Company and Participants since the amendment and restatement will be returned to the Participating Company and Participants, respectively, within one year from the date of the denial of the
         determination request.   Furthermore, if, or to the
         extent that, a Participating Company's tax deduction for contributions made to the Plan is disallowed, the Participating Company will have the right to obtain the return of any such contributions (to the extent disallowed) for a period of one year from the date of disallowance. All Participating Company contributions to this Plan are contingent upon their deductibility under the Code. Finally, if a Participating Company's contribution to the Plan is made by a mistake in fact, the Participating Company will have the right to obtain the return of such contribution for a period of one year from the date the contribution was made.

14.5 Merger or Consolidation of Plan. There will be no merger or consolidation with, or transfer of any assets or liabilities to, any other plan, unless each Participant will be entitled to receive a benefit immediately after such merger, consolidation, or transfer as if this Plan were then terminated which is at least equal to the benefit he would have been entitled to receive immediately before such merger, consolidation, or transfer as if this Plan had been terminated.

14.6 Payments to Minors and Incompetents. If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee, or is adjudged to be, legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such persons as the Committee might designate or to the duly appointed guardian.

14.7 Governing Law. To the extent that New York law has not been preempted by ERISA, the provisions of the Plan will be construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the Company has caused its duly
authorized officer to execute this Plan document on its behalf
this      day of             , 199  .

                                 ROCHESTER TELEPHONE CORPORATION


                                By:
                                   ----------------------------
                                    Josephine S. Trubek
                                    Corporate Secretary
(45ED)

                           APPENDIX A

                    Participating Companies



AuSable Valley Telephone Company, Inc.
Rochester Telephone Corporation
Sylvan Lake Telephone Company, Inc.
Vista Telephone Company of Iowa
Vista Telephone Company of Minnesota

                                   APPENDIX B

                Plan Features Unique to Participating Companies

                   Class of Eligible       Matching    Discretionary Payment
                       Employees         Contributions Contributions Option C
Name of Company     (Sec. 2.1)             (Sec. 4.1)   (Sec. 4.1)  (Sec. 9.1)
- ---------------    -----------------     ------------- ------------- --------
AuSable Telco      Bargaining Unit       None          See Fn 2      Straight
                   See Fn 1                                          Life
                                                                     Annuity
                                                                     See Fn 3

Rochester Telco    RTWA Bargaining Unit  None          See Fn 2      See Fn 4
                   See Fn 1

Rochester Telco    CWA Bargaining Unit   See Fn 5      See Fn 2      See Fn 4
                   See Fn 1

Sylvan Lake Telco  Bargaining Unit       None          See Fn 2      Straight
                   See Fn 1                                          Life
                                                                     Annuity
                                                                     See Fn 3

Vista Telcos       Bargaining Units      70%           See Fn 2 & 7  None
                   for CWA Locals 7171   See Fn 6
                   and 7270  See Fn 1


- -------------------------------

1/ Employees must be within a unit covered by a collective bargaining agreement that provides for coverage of such employees by this Plan.

2/ A Participating Company may contribute each year in its discretion the same flat dollar amount for each of its eligible employees. The amount, if any, need not be identical for each Participating Company each year.

3/ A straight life annuity on the life of the Participant is the only Option C benefit available.

4/ The following additional payment options are available to a Participant under Option C:

      o  A straight life annuity.

      o A reduced retirement income payable monthly during his life with the provision that in the event of his death prior to receiving one hundred twenty (120) monthly installments, the remainder thereof shall be paid to his beneficiary.

      o For married Participants, a reduced retirement income, payable during his life, with the provision that after his death such reduced income shall be continued during the life of, and shall be paid to, the Participant's spouse.

5/ 15% of the first 6% of Compensation that a Participant contributes during a payroll period. Effective July 1, 1994 the match increases to 20% and effective January 1, 1995 the match increases to 30%.

6/ 70% of the first 6% of Compensation that a Participant contributes to the Plan during a payroll period.

7/ A minimum contribution of 1% of a Participant's Compensation for a Plan Year is contributed by the Participating Company for each Participant. Additional contributions are made in the discretion of the Participating Company.









(45ED)